EXHIBIT 1

                RATIFICATION AND VOTING AGREEMENT
                ---------------------------------


          RATIFICATION AND VOTING AGREEMENT (the "Agreement"), dated as of June 12, 1997, between Trefoil Capital Investors II, L.P., a Delaware limited partnership ("Trefoil II") and GE Investment
Private Placement Partners II, A Limited Partnership, a Delaware limited partnership ("GEI II" and together with Trefoil II, the "Purchasers"), concerning The Grand Union Company, a Delaware corporation (the "Company").

                            PREAMBLE
                            --------

          The Company and the Purchasers are parties to a Stock Purchase Agreement (the "Purchase Agreement"), dated as of
July 30, 1996, which provided, among other things, for the acquisition by the Purchasers of shares of the Company's Class A Convertible Preferred Stock (the "Class A Preferred Stock").

          The Company and the Purchasers are parties to an Acceleration and Exchange Agreement (the "Acceleration and Exchange Agreement"), dated as of June 5, 1997, which provides, among other things, for the acquisition by the Purchasers of shares of the Company's Class B Convertible Preferred Stock (the "Class B Preferred Stock").

          As of the date hereof, each of the Purchasers holds sole voting power with respect to shares of Class A Preferred Stock of the Company entitled to the number of votes, or the number of shares of the common stock of the Company, par value $1.00 per share (the "Common Stock" and, together with the number of votes represented by the shares of Class A Preferred Stock set forth on Schedule I hereto, the "Voting Securities") set forth opposite such Purchaser's name on Schedule I (the "Subject Shares").

          In order to induce the other Purchaser to consummate the transactions contemplated by the Acceleration and Exchange Agreement (the "Transactions") and for other good and valuable consideration, each Purchaser agrees to take reasonable steps to facilitate the Transactions and to vote the Subject Shares held by it as contemplated by this Agreement.

          ACCORDINGLY, the parties hereto agree as follows:

          1. Voting in Favor of Acceleration and Exchange Agreement. Each Purchaser agrees to support the Acceleration and Exchange Agreement and the Transactions in any reasonable manner, including by taking any reasonable action requested by the other Purchaser; provided, however, that the foregoing shall not be deemed to restrict such Purchaser's ability, if any, to transfer or dispose of such Subject Shares. Each Purchaser will vote all of the Subject Shares held by it in favor of the Acceleration and Exchange Agreement and the Transactions, and against any agreement or course of action that would prohibit, delay, interfere with or otherwise be inconsistent with the Acceleration and Exchange Agreement or the Transactions, (a) at any annual or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company at which the Acceleration and Exchange Agreement or the Transactions are submitted to a vote or
(b) at the request of the other Purchaser, by its written consent.

          2. Granting of Irrevocable Proxy. Upon the request of the other Purchaser, each Purchaser will deliver to one or more persons an irrevocable proxy (the "Proxy") with respect to all of the Subject Shares held by it, which such Proxy shall be deemed to be coupled with an interest, to vote all of the Subject Shares held by it in favor of the Acceleration and Exchange Agreement and the Transactions at any annual or special meeting of the stockholders of the Company at which the Acceleration and Exchange Agreement or the Transactions are submitted to a vote in the same manner and with the same effect as if such Purchaser was personally present at such meeting. Any such Proxy shall expire upon the Expiration Date as defined in Section 5 hereof. Notwithstanding anything to the contrary herein, Section 2 of the Stockholder Agreement, dated as of July 30, 1996, between the Purchasers, shall govern the voting of the Voting Stock held by each Purchaser with respect to election of members of the Board of Directors of the Company.

          3. Third Party Offers. Between the date hereof and the Expiration Date, each Purchaser agrees that it shall not directly or indirectly solicit, initiate or encourage inquiries or proposals, or participate in any negotiations leading to any proposal, concerning any transaction involving the Company that would cause the Company to fail to consummate the Transactions or that would otherwise be inconsistent with, violate or breach the terms of this Agreement or the Acceleration and Exchange Agreement. Each Purchaser will promptly advise the other Purchaser of any offers or proposals it may receive relating to any such transaction.

          4.   Representations and Warranties of the Purchasers.
Each Purchaser hereby represents and warrants to the other
Purchaser as follows:

               4.1. The Purchaser is validly existing and in good standing under the laws of the jurisdiction of its organization.

               4.2. The Purchaser is the sole, true and lawful record owner of the Subject Shares set forth opposite its name on
Schedule I hereto and has all necessary power and authority to enter into this Agreement and to perform such Purchaser's obligations hereunder.

               4.3. None of the Subject Shares owned by the Purchaser is subject to any voting trust or, except pursuant to this Agreement, or the Stockholder Agreement dated as of July 30, 1996 between the Purchasers, as amended (the "Purchasers Stockholder Agreement"), other agreement or arrangement with respect to the voting of such Subject Shares.

               4.4. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been approved by all necessary action on the part of the Purchaser.

               4.5. This Agreement is the legal, valid and binding agreement of the Purchaser.

               4.6. The execution, delivery and performance of this Agreement by the Purchaser does not and will not constitute a violation of, conflict with or result in a default under (a) any contract, understanding or arrangement to which the Purchaser is a party or by which such Purchaser is bound, or require the consent of any other person or any party pursuant thereto, or (b) any judgment, decree or order applicable to the Purchaser.

               4.7. The number of Subject Shares set forth opposite such Purchaser's name on Schedule I hereto are the only Voting Securities of the Company owned of record, by the Purchaser and the Purchaser owns no options to purchase or rights to subscribe for or otherwise acquire any other Voting Securities of the Company except pursuant to the Acceleration and Exchange Agreement and the Purchaser Stockholder Agreement.

          5. Termination. This Agreement shall terminate on the earlier of (a) December 31, 1997, (b) the tenth (10th) day following the date on which the Company has satisfied all conditions, if any, requisite to consummation of the Closings (as defined in the Acceleration and Exchange Agreement) without violating the Company's obligations under the NASDAQ Rules and
(c) the tenth (10th) day following termination of the Acceleration and Exchange Agreement in accordance with its terms (the "Expiration Date").

          6. Remedies. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of the provisions of this Agreement and that, in addition to any other remedy available at law, the obligations of the Purchasers shall be specifically enforceable.

          7.   Miscellaneous.

               7.1. Assignment. This Agreement shall not be assignable by the parties hereto, except by operation of law and except that any Proxy granted pursuant to the terms of this Agreement may be assigned by the Purchasers to any person affiliated with the Purchasers.

               7.2. Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the Purchasers.

               7.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be given in writing and shall be deemed sufficiently given when delivered by hand or by conformed facsimile transmission, on the second business day after a writing is consigned (freight prepaid) to a commercial overnight courier, and on the fifth business day after a writing is deposited in the mail, postage and other charges prepaid, addressed as follows:

               (a)  If to Trefoil II:

               Trefoil Capital Investors II, L.P.
               c/o Shamrock Capital Advisors, Inc.
               4444 Lakeside Drive
               Burbank, CA  91505
               Attn: Stanley P. Gold, President
               Telecopier No.: (818) 845-9718
               Telephone No.: (818) 845-4444

               With a copy to:

               Fried, Frank, Harris, Shriver & Jacobson
               350 South Grand Avenue, Suite 3200
               Los Angeles, CA  90071
               Attn: David K. Robbins, Esq.
               Telecopier No.: (213) 473-2222
               Telephone No.: (213) 473-2000

               With copies to:

               Chief Executive Officer
               The Grand Union Company
               201 Willowbrook Boulevard
               Wayne, NJ 07470-0966
               Telecopier No.:  (201) 890-6012
               Telephone No.:  (201) 890-6000

               and

               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, NY 10017
               Attn: William L. Rosoff, Esq.
               Telecopier No.:  (212) 450-4800
               Telephone No.:  (212) 450-4000


               (b)  If to GEI II.

               GE Investment Private Placement Partners II,
               A Limited Partnership
               3003 Summer Street
               Stamford, CT 06905
               Attn:  Michael Pastore
               Telecopier No.:  (203) 326-4177
               Telephone No.:  (203) 326-2300

               With copies to:

               Dewey Ballantine
               1301 Avenue of the Americas
               New York, NY 10019
               Attn: Sanford W. Morhouse, Esq.
               Telecopier No.: (212) 259-6333
               Telephone No.: (212) 259-8000

               and

               Chief Executive Officer
               The Grand Union Company
               201 Willowbrook Boulevard
               Wayne, NJ 07470-0966
               Telecopier No.:  (201) 890-6012
               Telephone No.:  (201) 890-6000

               and

               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, NY 10017
               Attn: William L. Rosoff, Esq.
               Telecopier No.:  (212) 450-4800
               Telephone No.:  (212) 450-4000


or to such other address as the Purchaser may have furnished to the other Purchaser, in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

               7.4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

               7.5. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

               7.6. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same
Agreement.

          IN WITNESS WHEREOF, the Purchasers have caused this Ratification and Voting Agreement to be duly executed as of the day and year first above written.

                              TREFOIL CAPITAL INVESTORS II, L.P.

                              By:    TREFOIL INVESTORS II, INC.,
                                       its managing general partner


                              By: Michael J. McConnell
                                  ---------------------------
                                  Name:   Michael J. McConnell
                                  Title:  Vice President

                              GE INVESTMENT PRIVATE PLACEMENT
                               PARTNERS II, A LIMITED PARTNERSHIP

                              By:    GE INVESTMENT MANAGEMENT
                                        INCORPORATED, a general partner



                              By: Michael M. Pastore
                                  ---------------------------
                                  Name:   Michael M. Pastore
                                  Title:  Vice President


                                                       Schedule I


                                                        Percentage of
                                                        Currently
                                       Number of        Outstanding Voting
                                       Voting           Securities of the
 Name and Address of Stockholder       Securities Held  Company
 -------------------------------       ---------------  -------

 Trefoil Capital Investors II, L.P.    7,035,994        28.74%
 c/o Shamrock Capital Advisors, Inc.
 4444 Lakeside Drive
 Burbank, CA  91505

 GE Investment Private Placement       7,035,994        28.74%
   Partners
 II, A Limited Partnership
 3003 Summer Street
 Stamford, CT 06905